Exhibit 99

TITAN REPORTS 25% INCREASE IN THIRD QUARTER SALES

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
October 29, 2007

Third quarter and year-to-date highlights:

•	Sales for third quarter 2007 were an all-time record of $195.5 million, up 25 percent, as compared to $156.1 million in the third quarter of 2006.

•	Year-to-date sales were an all-time record of $632.1 million, a 23 percent increase from $513.9 million for the nine-month period in 2006.

•	Gross profit was $18.3 million for the third quarter, a 7 percent increase from $17.1 million in the third quarter of 2006.

•	Titan’s quarter-ending cash balance of $55.3 million is an increase of 66 percent over the December 31, 2006, balance of $33.4 million.

•	Titan’s stockholders’ equity ended the third quarter at $300.4 million, a rise of $113.3 million, or 61 percent, from the 2006 year-end balance of $187.2 million.

Statement of Chief Executive Officer:

“The agricultural market for wheels and tires is finally starting to show the growth we’ve been waiting for since 2006,” said Titan Chairman and CEO Maurice M. Taylor Jr. “The orders for wheels and tires are as strong as we’ve seen since 2004, and we believe it could continue to grow not only through 2008, but also into 2009 and beyond.

“The OTR mining tire business remains strong. Since Titan announced the decision to build super giant 57- and 63-inch tires, almost every mining company in the top 30 has made plant visits to Titan and found that we will be able to supply them with both wheels and tires for all equipment they use in open-pit or underground mining. This should add tremendous volume going forward for Titan.

“The team of engineers that Chief Operating Officer Ernie Rodia has put together is an impressive group. Rodia headed Goodyear’s Global Engineering and Manufacturing Technology team for five years before his retirement from Goodyear in December 2003. He has given this group a boost in energy; I’ve nicknamed them the gray haired band. To support this group we’ve added 10 young engineers,” said Taylor. “Titan’s plan is to install a 24-foot bull wheel, to be used for testing the 63-inch tire, by January 2008. This bull wheel will have load capacity of 500,000 pounds at 42 miles per hour. The first 63-inch tire should be built by February 15, 2008, and samples by March 2008. Production will start in second quarter 2008, and all other giant radials will be phased in during that time.

“Titan should be finishing OTR conversion at the Freeport plant during fourth quarter this year. Expansion is underway at Titan Tire in Bryan, Ohio, with the construction of an approximately 250,000-square-foot addition. This project will add jobs to the area, and allow us to produce as many as 6,000 giant tires per year.

“Third quarter sales were great and with previously announced price increases, we expect operating profit margins to improve going forward.”

Financial overview:

Titan International, Inc.’s net sales of $195.5 million for the third quarter of 2007 were 25 percent higher than third quarter 2006 sales of $156.1 million. Net sales for the nine months ended September 30, 2007, were $632.1 million, up from $513.9 million recorded in 2006, a 23 percent increase.

Gross profit for the third quarter of 2007 was $18.3 million, as compared to $17.1 million in the third quarter of 2006. Year-to-date gross profit was $72.8 million for 2007, as compared to $70.6 million for 2006.

Income from operations for the third quarter of 2007 was $2.7 million, as compared to $4.7 million in the third quarter of 2006. Year-to-date income from operations was $30.2 million in 2007, compared to $33.7 million in 2006.

Loss before taxes for the third quarter of 2007 was $(0.8) million, as compared to income before taxes of $0.8 million in 2006. Year-to-date income before taxes totaled $4.7 million in 2007, as compared to $24.5 million in 2006. The year-to-date total for 2007 included a $13.4 million noncash convertible debt conversion charge.

Income taxes of $0.1 million were recorded for the third quarter of 2007, compared to $0.3 million in 2006. Year-to-date, income tax expense was $3.1 million for the nine months ended September 30, 2007, compared to $9.8 million in 2006.

Net loss was $(0.9) million for the third quarter of 2007, compared to net income of $0.5 million in third quarter 2006. Year-to-date, net income was $1.6 million in 2007 and $14.7 million year-to-date in 2006.

For third quarter 2007, basic loss per share was $(.03), compared to $.02 at September 30, 2006. Year-to-date basic earnings per share were $.06, compared to $.75 year-to-date 2006.

Diluted loss per share was $(.03) for the third quarter of 2007 compared to earnings per share of $.02 in 2006. Year-to-date diluted earnings per share were $.06 for 2007 and $.65 for 2006.

Titan’s quarter-end cash was $55.3 million at September 30, 2007, an increase of nearly $22 million from $33.4 million at year-end 2006. Long-term debt was $200 million, decreasing from $291.3 million at year-end 2006.

The company’s stockholders’ equity increased $113.3 million in the nine months ended September 30, 2007. Titan’s equity balance reached $300.4 million at September 30, 2007, a significant increase from the $187.2 million at December 31, 2006.

Giant OTR mining tires expansion:

In May 2007, Titan’s Board of Directors approved funding for the company to increase giant OTR (off-the-road) mining tire production capacity to include 57- and 63-inch giant radial tires. This funding should allow Titan to produce up to an estimated 6,000 giant radial tires a year. Titan estimates this may increase sales as much as $240 million. Titan currently plans to be in start-up production of these giant mining tires by the end of the second quarter 2008.

Form 10-Q:

For additional information and Management’s Discussion and Analysis of Financial Condition and Results of Operations, see the company’s Form 10-Q to be filed with the Securities and Exchange Commission on October 29, 2007.

Safe harbor statement:

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2006. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description:

QUINCY, Ill.—Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)
For the three and nine months ended September 30, 2007 and 2006

Amounts in thousands except earnings per share data.
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net sales	$195,472	$156,120	$632,083	$513,891
Cost of sales	177,178	139,040	559,287	443,255
Gross profit	18,294	17,080	72,796	70,636

Selling, general & administrative expenses	14,123	11,260	38,090	33,034
Royalty expense	1,474	1,113	4,490	3,952
Income from operations	2,697	4,707	30,216	33,650

Interest expense	(4,472)	(4,565)	(14,651)	(11,997)
Noncash convertible debt conversion charge	0	0	(13,376)	0
Other income	975	671	2,521	2,820
(Loss) income before income taxes	(800)	813	4,710	24,473

Provision for income taxes	78	325	3,109	9,789

Net (loss) income	$(878)	$488	$1,601	$14,684

Earnings per common share:
Basic	$(.03)	$.02	$.06	$.75
Diluted	(.03)	.02	.06	.65

Average common shares outstanding:
Basic	27,311	19,731	25,137	19,670
Diluted	27,311	20,060	25,591	26,027

Segment Information
 Revenues from external customers (Unaudited)
Amounts in thousands
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Agricultural	$118,530	$89,014	$377,930	$329,708
Earthmoving/Construction	69,431	56,683	216,891	117,489
Consumer	7,511	10,423	37,262	66,694
Total	$195,472	$156,120	$632,083	$513,891

Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)

Amounts in thousands
	September 30,	December 31,
Assets	2007	2006
Current assets:
Cash and cash equivalents	$55,337	$33,412
Accounts receivable	117,459	73,882
Inventories	132,553	154,604
Deferred income taxes	27,699	29,234
Prepaid and other current assets	20,684	18,801
Total current assets	353,732	309,933

Property, plant and equipment, net	185,490	184,616
Investment in Titan Europe Plc	63,140	65,881
Goodwill	11,702	11,702
Other assets	16,598	12,994
Total assets	$630,662	$585,126

Liabilities & stockholders’ equity
Current liabilities:
Short-term debt	$0	$98
Accounts payable	54,646	25,884
Other current liabilities	36,858	36,942
Total current liabilities	91,504	62,924

Long-term debt	200,000	291,266
Deferred income taxes	25,650	27,924
Other long-term liabilities	13,068	15,835
Stockholders’ equity	300,440	187,177
Total liabilities & stockholders’ equity	$630,662	$585,126

Visit www.titan-intl.com for conference call information.

Contact: Courtney Leeser, Communications Coordinator
(217) 221-4489